UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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AMCOL INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 5, 2011

To Our Shareholders:

The annual meeting of shareholders of AMCOL International Corporation, the Company or AMCOL, will take place on Thursday, May 5, 2011, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois.  At the annual meeting, you will be asked to do the following:

1.	Elect three (3) directors for a three-year term expiring in 2014;
2.	Ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011;
3.	Cast an advisory vote on executive compensation;
4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation; and
5.	Transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the advisory resolution on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.

Only shareholders of record of AMCOL’s common stock as of the close of business on March 8, 2011 will be entitled to notice of and to vote at the annual meeting and at any adjournments of the annual meeting.

We are furnishing proxy materials to our shareholders over the Internet.  On March 22, 2011, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.  Thank you for your interest and cooperation.

By Order of the Board of Directors,
James W. Ashley, Jr.
Secretary

Hoffman Estates, Illinois
March 22, 2011

AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 5, 2011

INTRODUCTION

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of AMCOL International Corporation, the Company or AMCOL, for use at our annual meeting of shareholders to be held on Thursday, May 5, 2011 at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.  On March 22, 2011, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

At the annual meeting, you will be asked to do the following:

1.	Elect three (3) directors for a three-year term expiring in 2014;
2.	Ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011;
3.	Cast an advisory vote on executive compensation;
4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation; and
5.	Transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the advisory resolution on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

The date of this proxy statement is March 22, 2011.

THE ANNUAL MEETING

General

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AMCOL for use at the annual shareholders meeting to be held on Thursday, May 5, 2011, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder, we are now furnishing our proxy materials over the Internet.  As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials.  You will have the ability to access the proxy materials over the Internet and to request to receive a paper copy by mail.  Instructions on how to access the proxy materials over the Internet or request a paper copy may be found in the Notice of Internet Availability of Proxy Materials.  The Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy via telephone or the Internet.

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders on or about March 22, 2011.

Record Date

The Board of Directors has fixed the close of business on March 8, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment.  Accordingly, only holders of record of AMCOL’s common stock at the close of business on the record date will be entitled to vote at the annual meeting, either by proxy or in person.  As of the record date, there were 31,360,025 shares of AMCOL’s common stock issued and outstanding.

Purpose of the Annual Meeting; Recommendations of the Board of Directors

At the annual meeting, AMCOL’s shareholders will be asked to do the following:

1.	Elect three (3) directors for a three-year term expiring in 2014;
2.	Ratify the Audit Committee’s selection of Ernst & Young to serve as our independent registered public accounting firm for the year ending December 31, 2011;
3.	Cast an advisory vote on executive compensation;
4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation; and
5.	Transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm, “FOR” the approval of the advisory resolution on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.

Proxies; Vote Required

In deciding all questions, a holder of AMCOL’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of AMCOL’s common stock is necessary to constitute a quorum at the annual meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting.  Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to the election of directors, shareholders may vote (a) in favor of all nominees; (b) to withhold votes as to all nominees; or (c) to withhold votes for specific nominees.  Directors are elected by a plurality vote, so the three director nominees receiving the greatest number of votes will be elected.  Votes withheld and broker non-votes will be counted as present for purposes of determining a quorum.  Withheld votes and broker non-votes will not affect the outcome of the election.

With respect to the proposals to ratify the selection of Ernst & Young as our independent registered public accounting firm and the advisory vote on executive compensation, shareholders may: (1) vote in favor; (2) vote against; or (3) abstain from voting.  The ratification of the selection of Ernst & Young and the advisory vote on executive compensation require approval by a majority of the shares of common stock represented at the meeting and entitled to vote.  On the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation, shareholders may vote to hold such votes (A) each year, (B) every two years, (C) every three years, or (D) may abstain from voting.  On this proposal, the option that receives the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote will be deemed to be approved by the shareholders.  Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of each matter.  However, broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.”  Consequently, abstentions have the effect of voting against these proposals, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of Ernst & Young is considered a “discretionary” item.  Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker.  In contrast, all other proposals set forth in this proxy statement are “non-discretionary” items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed proxies received by AMCOL prior to the annual meeting and not revoked will be voted in accordance with the instructions provided.  Unless contrary instructions are indicated, proxies will be voted “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the selection of Ernst & Young, “FOR” the advisory vote on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.  The Board of Directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

How to Vote

You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

Revocation of Proxies

Any shareholder may revoke his or her proxy at any time prior to or at the annual meeting by doing any of the following:

●	voting by telephone or the Internet on a later date;
●	submitting a duly executed proxy bearing a later date;
●	giving written notice to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192; or
●	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of the Board of Directors of AMCOL.  All expenses of this solicitation will be paid by AMCOL.  Solicitation of holders of AMCOL’s common stock by mail, telephone, facsimile, e-mail or by personal solicitation may be done by directors, officers and regular employees of AMCOL, for which they will receive no additional compensation.  In the event that beneficial owners of our shares request paper copies of our proxy materials, brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of AMCOL’s common stock as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by AMCOL for their reasonable out-of-pocket expenses.

PROPOSAL ONE:
ELECTION OF DIRECTORS

AMCOL’s Certificate of Incorporation divides the Board of Directors into three classes, with the members of one class elected each year for a three-year term.  The Board is comprised of nine (9) directors, equally divided into the three classes.  The terms of the Class I directors will expire at the annual meeting.  The names of the Class I nominees and the current Class II and Class III directors are set forth below, along with certain biographical information, the year first elected as a director and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company.

Information Concerning Nominees

Class I
(If elected, term to expire in 2014)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
John Hughes	68	1984
Chairman of the Board; Chief Executive Officer of AMCOL from 1985 until 2000.  While Chief Executive Officer of AMCOL, Mr. Hughes developed a special understanding of the workings of AMCOL.  He has used this experience to make contributions while on the Board.

Clarence O. Redman	68	1989
Retired.  Previously, of counsel to Locke Lord Bissell & Liddell LLP from 1997 to 2007, the law firm that serves as corporate counsel to AMCOL.  Secretary of AMCOL from 1982 to 2007.  Mr. Redman’s experience as managing partner of a law firm, as well as his insight into AMCOL developed as outside counsel and Secretary, have led to contributions to the Board.

Audrey L. Weaver*	56	1997	Private investor for at least the last 5 years. Ms. Weaver continues to use her knowledge of AMCOL and Board experience to contribute to the Board.
*  Paul C. Weaver and Audrey L. Weaver are first cousins.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” each of the nominees named above.

Information Concerning Continuing Members of the Board

Class II
(Term expiring in 2012)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
Daniel P. Casey	68	2002
Private investor since 2002.  Retired Chief Financial Officer and Vice Chairman of the Board of Gaylord Container Corporation, a manufacturer and distributor of brown paper and packaging products.  Also retired Chairman of the Board of Caraustar Industries, Inc., a recycled packaging company.  Mr. Casey has made contributions to the Board based on his board and financial management experience.

Ryan F. McKendrick	59	2011
President and Chief Executive Officer of the Company since January 1, 2011.  Prior thereto, Chief Operating Officer of AMCOL since January 1, 2010, Senior Vice President of AMCOL and President of CETCO since 1998, and President of Volclay International Corporation since 2002.  Mr. McKendrick has made contributions to the Board using his extensive knowledge of AMCOL developed during his service in various positions with the Company.

Dale E. Stahl	63	1995
Executive Chairman of Port Townsend Holdings Company, Inc., a manufacturer of containerboard and corrugated packaging, since January 2011.  Mr. Stahl served as President, Chief Executive Officer and Chief Operating Officer from 2000 thru 2003 of Inland Paperboard and Packaging, Inc., a manufacturer of containerboard and corrugated boxes.  Prior thereto, Mr. Stahl served as President and Chief Operating Officer of Gaylord Container Corporation.  Mr. Stahl has executive and operational experience developed in leadership positions at various companies, which he has used to contribute to his service on the Board.

Class III
(Term expiring in 2013)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
Arthur Brown	70	1990
Retired Chairman and Chief Executive Officer of Hecla Mining Company, a producer of precious metals.  Also a director of Idaho Independent Bank.  Mr. Brown has extensive mining experience, as well as management and financial experience in various leadership positions, and has contributed his experience to the Board.

Jay D. Proops	69	1995
Private investor since 1995; prior thereto, Vice Chairman and co-founder of The Vigoro Corporation, a manufacturer and distributor of fertilizers and related products.  Mr. Proops’ financial and public company experience has resulted in continued contributions to the Board.

Paul C. Weaver*	48	1995
Private investor since 2006.  Prior thereto, Vice President of Information Resources, Inc. from 2002 to 2006 and Managing Partner of Consumer Aptitudes, Inc. from 1997 to 2002 (both companies engage in marketing research).  Mr. Weaver has extensive experience in marketing, as well as consumer and retailer research.  He has made continued contributions to the operations of the Board.

*  Paul C. Weaver and Audrey L. Weaver are first cousins.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of the selection by our shareholders.  Ernst & Young has served as our independent registered public accounting firm for several years and is considered to be well qualified.

Additional information regarding Ernst & Young can be found below in the sections entitled “Report of the Audit Committee” and “Independent Registered Public Accounting Firm.”

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection.  Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of AMCOL and our shareholders.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” the ratification of our Audit Committee’s selection of Ernst & Young as our independent registered public accounting firm.

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described under “Executive Compensation — Compensation Discussion and Analysis,” we seek to reward performance and closely align the interests of our executives with the interests of our shareholders.  Our executive compensation program is designed to reward profitable growth and increased shareholder returns, tie pay to performance and retain talented executives.

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement.  The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee.

Shareholders may vote for or against the following resolution, or may abstain from voting.  The affirmative vote of a majority of the shares present or represented and entitled to vote is required to approve this proposed resolution.  Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the Company’s named executive officers for 2010, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

While this vote is advisory and not binding on AMCOL, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant information, in making future executive compensation decisions.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” the approval of the foregoing resolution.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, on how frequently the advisory vote on executive compensation required by SEC rules should be presented to our shareholders.  Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years.  Shareholders also may abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on AMCOL’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

This vote is advisory and not binding on the Company, our Board of Directors or our Compensation Committee.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining).  Shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

While this vote is advisory and not binding on AMCOL, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant information, in making future executive compensation decisions.

The Board of Directors recommends that AMCOL’s shareholders vote for the option of an ANNUAL advisory vote on executive compensation.

SECURITY OWNERSHIP

Security Ownership of Five Percent Beneficial Owners

The following table sets forth all persons known to be the beneficial owner of more than five percent of AMCOL’s common stock as of February 15, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (%)
Leslie A. Weaver 1780 Happ Road Northbrook, Illinois 60062	4,254,461 (2)(3)	13.9
Paul C. Weaver c/o AMCOL International Corporation 2870 Forbs Avenue Hoffman Estates, Illinois 60192	3,666,214 (2)(4)	11.8
Harris Financial Corp. 111 West Monroe Street P.O. Box 755 Chicago, Illinois 60690	3,244,379 (2)(5)	10.4
Vanguard Specialized Funds – Vanguard Precious Metals and Mining Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,030,000 (6)	9.7
M&G Investment Investment Funds 1 Governor’s House Laurence Pountney Hill London, England EC4R 0HH	2,920,000 (7)	9.4
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,874,809 (8)	6.0

(1)  Nature of beneficial ownership is direct unless otherwise indicated by footnote.  Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.
(2)  Includes 3,151,751 shares held in the Paul Bechtner Trust as to which Ms. Leslie A. Weaver, Mr. Paul C. Weaver and Harris Financial Corp. are co-trustees and share voting and investment power.
(3)  Based on an amendment to Schedule 13G filed with the SEC on February 9, 2010.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 2 above; 24,421 shares held as trustee of GST Marital trust; 178,231 shares held as a director of a foundation; 43,020 shares held by Ms. Weaver’s spouse; and 131,668 shares held by Ms. Weaver’s children.  According to the Schedule 13G, 3,504,670 shares have shared voting and investment power.
(4)  Based on an amendment to Schedule 13G filed with the SEC on February 14, 2011.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 2 above; 135,701 shares held as a director of a foundation; 30,830 shares held by Mr. Weaver’s spouse; and 30,637 shares held by Mr. Weaver’s children.  According to the Schedule 13G, 3,348,919 shares have shared voting and investment power.
(5)  Based on an amendment to Schedule 13G filed with the SEC on January 13, 2011.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 2 above.
(6)  Based on an amendment to Schedule 13G filed with the SEC on February 10, 2011.  The Schedule 13G states that the filer has sole voting power for all shares.  See footnote 7 below.
(7)  Based on a Schedule 13G filed with the SEC on February 8, 2011, by M&G Investment Management Limited (“MAGIM”).  The Schedule 13G states that MAGIM beneficially owns 6,009,646 shares, 19.3%, of AMCOL’s common stock, of which 2,979,646 shares have shared voting power and all have shared dispositive power.  The Schedule 13G states that all of the shares covered by the report are legally owned by MAGIM’s investment advisory clients, and none are owned directly by MAGIM.  The Schedule 13G states that all shares beneficially owned legally by M&G Investment Funds 1 have shared voting and dispositive power.  The Schedule 13G states that some of the securities covered by the reports are owned legally by Vanguard Precious Metals and Mining Fund, MAGIM’s investment advisory client.  See footnote 6 above.

(8)  Based on an amendment to Schedule 13G filed with the SEC on February 3, 2011.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of February 14, 2011, shares of AMCOL common stock beneficially owned by:  (i) each director and nominee; (ii) the named executive officers; and (iii) all directors and executive officers as a group.

Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class (%)
Arthur Brown	32,463	*
Daniel P. Casey	45,001	*
John Hughes	454,729	1.45
Jay D. Proops	67,609	*
Clarence O. Redman	54,307	*
Dale E. Stahl	61,296	*
Lawrence E. Washow	593,009	1.88
Audrey L. Weaver	1,024,466	3.27
Paul C. Weaver	3,679,560	11.73
Gary L. Castagna	141,001	*
Michael Johnson	59,666	*
Ryan F. McKendrick	260,152	*
Donald W. Pearson	129,409	*
All Directors and Executive Officers (14 people)	6,536,739	20.43

*  Percentage represents less than 1% of the total shares of common stock outstanding as of February 14, 2011.
(1)  Nature of beneficial ownership is set forth on the next page.

Nature of Beneficial Ownership as of February 14, 2011
Beneficial Owner	Directly or With Spouse (1) (2)	In Retirement Savings Plans (3)	In Family Limited Partnership (4)	As Trustee, Co- Trustee or Director	By Family Members	As Trustee of AMCOL’s Pension Plan (5)	Subject to Options Exercisable in 60 Days
Arthur Brown	21,461	--	--	--	--	--	11,002
Daniel P. Casey	25,000	--	--	--	--	--	20,001
John Hughes	--	--	--	313,890	55,838	70,000	15,001
Jay D. Proops	38,608	--	10,000	--	--	--	19,001
Clarence O. Redman	14,170	25,136	--	--	--	--	15,001
Dale E. Stahl	42,295	--	--	--	--	--	19,001
Lawrence E. Washow	357,557	--	--	--	--	--	235,452
Audrey L. Weaver	769,773	--	--	202,652	37,040	--	15,001
Paul C. Weaver	311,638	--	--	3,318,090	30,831	--	19,001
Gary L. Castagna	65,632	8,035	--	--	--	--	67,334
Michael R. Johnson	12,050	3,905	--	--	--	--	43,711
Ryan F. McKendrick	56,652	30,167	--	--	--	70,000	103,333
Donald W. Pearson	30,000	1,074	--	--	--	70,000	28,335
All Directors and Executive Officers (14 people)	1,755,060	101,497	10,000	3,834,632	123,709	70,000	641,841

(1)  Includes shares held with spouses for which voting rights may be shared.  For Mr. Weaver, includes 15,453 shares of phantom stock held in AMCOL’s Deferred Compensation Plan.
(2)  Includes shares of restricted stock for the following officers: Mr. Castagna, 30,000 shares; Mr. Johnson, 10,000 shares; Mr. McKendrick, 40,000 shares; and Mr. Pearson, 30,000 shares.
(3)  Shares are held in AMCOL’s Savings Plan, with the exception of Mr. Redman’s shares, which are held in individual retirement accounts.
(4)  The named director is a general partner.
(5)  Messrs. Hughes, McKendrick and Pearson share voting rights.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation earned by, awarded to or paid to each of our named executive officers during AMCOL’s 2010 fiscal year.

Executive Summary

AMCOL’s Compensation Committee has designed a competitive program that rewards performance and aligns executives’ interests with those of AMCOL’s shareholders.  Our executive officers’ compensation is comprised of a mix of base salary, annual performance-based cash bonuses, long-term equity incentives and other customary benefits.  AMCOL’s executive compensation program provides both short-term and long-term compensation.  In the short-term, 2010 annual bonuses were directly linked to earnings per share, return on capital employed and, for Messrs. Castagna and Johnson, the operating profit and return on capital employed of their respective segment.  Executive compensation is linked to the long-term performance of AMCOL through our equity award program and, for certain executives, performance-based, long-term cash incentive awards.

In 2010, we made the following changes to our executive compensation program in order to remain competitive and further align executives’ interests with those of AMCOL’s shareholders:

●
After noting that base salaries for the majority of our executive officers had not increased since 2008, the Compensation Committee increased 2010 base salaries for several of our executive officers.  In addition, Mr. McKendrick’s base salary was increased in January 2010 in connection with his promotion to Chief Operating Officer and again in December 2010 in connection with his promotion to Chief Executive Officer.

●
In 2010, our Compensation Committee modified the performance measures for our executive officers’ annual bonuses.  In 2009, the performance measures included EBITDA, working capital as a percentage of sales and, for certain executive officers, segment operating profit.  For 2010, the performance measures included earnings per share, return on capital employed and, for certain executive officers, segment operating profit and segment return on capital employed.  The Compensation Committee elected to modify these performance measures in light of the Company’s financial objectives contained in the 2010 operating plan and general economic conditions.

●
In 2010, the Compensation Committee approved a performance-based, long-term cash incentive award opportunity for Mr. Johnson.  This award opportunity reflects a four year performance period and the amounts earned will be based on aggressive and targeted increases in operating profit of the Oilfield Services segment.  This award opportunity is intended to provide an additional incentive to motivate and retain Mr. Johnson.

Despite a difficult economic environment for all of our businesses, we significantly increased our net sales and operating profit in 2010.  Our 2010 earnings were adversely impacted by several unusual items, including losses from impairments associated with two of our international joint ventures.  As such, none of our executive officers earned any portion of their annual bonus based on earnings per share.  Messrs. Washow, McKendrick and Pearson earned approximately 20% of their 2010 target bonus (based on return on capital employed) and  Messrs. Castagna and Johnson earned between 23% and 132% of their 2010 target bonus (based on corporate and segment return on capital employed and segment operating profit).

Mr. Washow retired as Chief Executive Officer on December 31, 2010.  Mr. McKendrick was promoted to Chief Executive Officer following Mr. Washow’s retirement.  In connection with his retirement, Mr. Washow and AMCOL entered into a Transition and Retirement Agreement pursuant to which Mr. Washow is entitled to certain payments and benefits and is required to assist the Company with transition and other matters following his retirement.

To date in 2011, we have made two significant changes to our executive compensation program.  First, the 2011 equity awards to our executive officers include stock options as well as performance-based restricted stock.  The restricted stock only vests if AMCOL achieves a target return on capital employed in fiscal 2011, 2012 and 2013.  The Compensation Committee believes that awarding both restricted stock and stock options will provide competitive long-term incentive award opportunities.  Second, the Compensation Committee has terminated our executive employment agreements, effective June 11, 2011 and entered into new “double-trigger” Change of Control Agreements with our executive officers.  Unlike the executive employment agreements, under the new Change of Control Agreements, our executives are not entitled to severance payments if in the thirteenth month following the transaction the executive resigns for any reason.  In addition, the Company has adopted an Executive Severance Plan.  The new Change of Control Agreements terminate on June 11, 2014.  The Compensation Committee may terminate the Executive Severance Plan at any time.  The Compensation Committee believes that the combination of the new Change of Control Agreements and Executive Severance Plan better balances the interests of the executives and AMCOL’s shareholders.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion of our executive compensation program.

The Compensation Committee Process

Although most decisions regarding executive compensation are made in the first quarter of our fiscal year, management and the Compensation Committee continue to monitor developments during the year.

Management’s Role in the Process.  In determining 2010 compensation, AMCOL’s Chief Executive Officer, Larry Washow, and, where appropriate, Chief Financial Officer, Don Pearson, played an advisory role in designing our executive compensation program.  Mr. Washow evaluated each other executive’s individual accomplishments and the performance of the Company and the various segments and made recommendations regarding performance targets and objectives, salary levels and equity awards for executive officers (other than himself).

Peer Review and Benchmarking.  The Compensation Committee periodically reviews and evaluates AMCOL’s executive compensation program to verify that it provides reasonable compensation at appropriate levels and remains market competitive by engaging compensation consultants and/or utilizing survey data.  In addition, the Compensation Committee considers the collective experience of its members, as well as the other independent board members, in assuring that AMCOL’s compensation program remains reasonable and competitive.

Total cash compensation, consisting of annual salary and the performance-based annual bonus, is targeted at approximately the median pay level, assuming the executive performs and is paid the threshold annual bonus.  In general, if performance is outstanding and an executive receives the maximum annual bonus, total cash compensation will exceed the median pay level, and may approach or exceed the 75th percentile.  AMCOL does not establish a target level for long-term equity incentives, long-term cash incentives or total executive officer compensation.  The Compensation Committee periodically reviews these elements as compared to a peer group and survey data to insure that AMCOL remains competitive.

Compensation Program Philosophy and Policies

Compensation Philosophy.  AMCOL’s success requires a management team that is able to develop and execute a worldwide business plan for the complex mix of slow-growth and high-growth, basic and sophisticated businesses operated by AMCOL.  Historically, a significant portion of our senior management team has been promoted from within the Company.  In addition to possessing valuable knowledge about AMCOL and a diverse skill set, our executive officers are often recognized as industry leaders.  AMCOL’s compensation program is designed to attract and retain officers with the skills necessary to achieve our business objectives, to reward those individuals over time and to closely align the compensation of those individuals with AMCOL’s performance on both a short-term and a long-term basis.  The various components of executive compensation are related but are designed for different purposes, and are evaluated separately for effectiveness.

A substantial portion of executive compensation is comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific performance objectives.  The annual performance-based cash bonuses under the Annual Cash Incentive Plan represent this type of “pay for performance” compensation.  In setting the performance objectives for the annual bonuses, the Compensation Committee consults with management and considers market conditions, the prior-year performance and various elements of AMCOL’s operating plan.  For 2010, the performance measures included earnings per share, return on capital employed and, for Messrs. Castagna and Johnson, their respective segment’s operating profit and return on capital employed.  In addition, the 2010 performance-based, long-term cash incentive award to Mr. Johnson represents “pay for performance” compensation.

The awards of stock options and restricted stock also constitute at-risk compensation and are designed to provide appropriate linkage between executive behavior and shareholder interests.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on “pay for performance,” each year the executive officers are awarded stock options with an exercise price equal to the fair market value on the date of grant.  These options will have value to our executive officers only if the market price of our common stock increases.  From time to time, the Compensation Committee has awarded restricted stock to certain executive officers.  Such awards vest over an extended period of time, usually three years, provided certain performance measures are satisfied.

For the fiscal 2011 equity awards, the Compensation Committee awarded both performance-based restricted stock (“RSAs”) and stock options to AMCOL’s executive officers.  The Compensation Committee believes that awarding both restricted stock and stock options will provide competitive long-term incentive award opportunities.  The number of RSAs that will vest depends on AMCOL’s return on capital employed in fiscal 2011, 2012 and 2013.  In addition, for Mr. Pearson, a portion of the RSAs will only vest if return on capital employed equals or exceeds AMCOL’s average cost of capital in fiscal 2011, 2012 and 2013.  In the event of a Change of Control, all unvested RSAs will immediately vest.  Dividends will not be paid on the RSAs until the shares have vested.  At such time as the RSA vests, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

Stock Ownership Guidelines.  The Compensation Committee considers stock ownership by management and our directors to be an important means of linking their interests with those of our shareholders.  AMCOL maintains stock ownership guidelines for its directors and officers.  All directors are expected to own stock with a value equal to at least four (4) times their annual cash retainer.  For executives, the minimum stock ownership requirement increases with the level of responsibility.  Our Chief Executive Officer is expected to own stock with a value at least equal to four (4) times base salary.  Our other executive officers are expected to own stock with a value at least equal to three (3) times base salary and our non-executive officers are expected to own stock with a value at least equal to two (2) times base salary.  For both directors and officers, the requirements are subject to a five (5) year phase-in period.  Neither option shares nor unvested restricted stock are included in the calculation of stock ownership for purposes of these guidelines.  Considering the applicable phase-in periods, all of our directors and officers are in compliance with our stock ownership guidelines.

Option Granting Practices.  The Compensation Committee approves all annual awards of stock options in February.  These option grants are generally made more than two weeks after AMCOL issues its annual earnings press release.  The grant date for the stock options is the date the Compensation Committee meets to consider the grants, and the exercise price is the closing price of the common stock on the New York Stock Exchange on such date.  Options or other equity awards are granted in certain other circumstances, including, without limitation, upon the hiring or promotion of an employee.

Policy Regarding Internal Revenue Code Section 162(m).  Under Section 162(m) of the Code, AMCOL may not deduct annual compensation in excess of $1 million paid to certain employees, generally the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer, unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other requirements.  In the event that AMCOL would not be entitled to a tax deduction, the Compensation Committee has in place a policy that AMCOL will defer payment of a portion of salary and bonus payments equal to such excess until such time or times as AMCOL is entitled to a tax deduction.  This policy has been waived in the past.  Awards under both the 2010 Long-Term Incentive Plan and the Annual Cash Incentive Plan are expected to qualify as performance-based compensation under Section 162(m).

While the Compensation Committee considers the impact of Section 162(m) in structuring AMCOL’s compensation plans and programs, the Compensation Committee has, and may continue to, approve awards which would not qualify as performance-based compensation under Section 162(m).  Such awards may include discretionary cash bonuses under the Annual Discretionary Cash Incentive Plan.  The Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of AMCOL and its shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Elements of 2010 Compensation

The principal elements of our 2010 executive compensation program are annual salary, annual performance-based cash bonuses, long-term equity incentives, other customary benefits and limited perquisites, and, in certain circumstances, severance and other benefits upon termination and/or a change in control.  In addition, certain of our executive officers are provided performance-based, long-term cash incentive awards.  Our Compensation Committee believes that these elements of compensation are generally typical in our industries, and they are provided by AMCOL in order to remain competitive with our peer companies in attracting, motivating and retaining superior executive talent.

Annual Salary.  In November 2009, in connection with Mr. McKendrick’s promotion to Chief Operating Officer, the Compensation Committee increased Mr. McKendrick’s annual salary from $315,000 to $400,000, effective January 1, 2010.  As part of their review, the Compensation Committee reviewed compensation survey data from Salary.com, Watson Wyatt and Equilar, Inc.  In February 2010, the Compensation Committee reviewed the annual salary for each of our executive officers.  The Compensation Committee noted that the annual salaries for Messrs. Washow, Castagna and Pearson had not been increased since 2008.  The annual salaries for Messrs. Johnson and McKendrick were increased in 2009 in connection with their promotions.  After considering levels of responsibility, prior experience and breadth of knowledge, past performance, internal equity issues and external pay practices, the Compensation Committee approved increasing annual salaries as follows: Mr. Washow, $650,000 to $670,000; Mr. Castagna, $315,000 to $335,000; and Mr. Pearson, $235,000 to $260,000.  In connection with Mr. McKendrick’s promotion to President and Chief Executive Officer, the Compensation Committee increased Mr. McKendrick’s annual salary from $400,000 to $500,000, effective December 1, 2010.  This increase reflects Mr. McKendrick’s increased level of responsibility and past performance.

Annual Performance-Based Cash Bonus.  Pursuant to the terms of their respective employment agreements, each of our executive officers were eligible in 2010 for an annual cash bonus upon the achievement of performance goals established by the Compensation Committee.  These awards are made pursuant to the Annual Cash Incentive Plan.  In setting the performance measures and the relative importance of each measure, the Compensation Committee considered each individual’s and AMCOL’s past performance, the 2010 operating plan and general economic conditions. The Compensation Committee does not have authority to grant a waiver if the established performance measures are not achieved, or to increase any amounts payable under the Annual Cash Incentive Plan.  Under the terms of the Annual Cash Incentive Plan, the Compensation Committee may exercise negative discretion and determine that such a bonus will not be paid, even if the performance criteria were satisfied.  The 2010 performance measures and the threshold, target and maximum performance objectives are set forth in the chart below.

	Corporate Metrics		Segment Metrics
	Earnings Per Share	ROCE(1)	Minerals Segment Operating Profit/ROCE	Oilfield Services Segment Operating Profit/ROCE
Threshold	$1.18	10.75%	$42.3M/13.10%	$14.3M/12.24%
Target	$1.35	11.75%	$48.7M/14.10%	$16.4M/13.60%
Maximum	$1.56	13.00%	$56.0M/15.10%	$18.9M/16.10%
Actual	$0.96	11.50%	$54.6M/16.20%	$14.6/9.90%
(1)           ROCE means return on capital employed.

The chart below sets forth the weight assigned to each such measure (assuming the target performance objective is achieved in all measures).

Executive	Earnings Per Share	ROCE(1)	Segment Operating Profit	Segment ROCE
Lawrence Washow	75%	25%	--	--
Gary Castagna	8%	25%	43% (2)	23% (2)
Michael Johnson	8%	25%	43% (2)	23% (2)
Ryan McKendrick	75%	25%	--	--
Donald Pearson	75%	25%	--	--
(1)  ROCE means return on capital employed
(2)  The relevant segment for each executive was as follows: Mr. Castagna, Minerals and Materials and Mr. Johnson, Oilfield Services.

The chart below sets forth the 2010 threshold payments, target payments, maximum payments (assuming the same level of performance achieved in all measures) and actual bonus payments for each of our executive officers.  Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

Executive	Threshold Bonus Payment	Target Bonus Payment	Maximum Bonus Payment	2010 Earned Bonus
Lawrence Washow	$167,500	$670,000 (100%)*	$1,340,000 (200%)*	$136,000
Gary Castagna	$ 50,250	$201,000 (60%)*	$ 335,000 (100%)*	$265,000
Michael Johnson	$ 39,835	$159,340 (60%)*	$ 265,566 (100%)*	$ 36,000
Ryan McKendrick	$ 80,000	$320,000 (80%)*	$ 480,000 (120%)*	$ 65,000
Donald Pearson	$ 39,000	$156,000 (60%)*	$ 260,000 (100%)*	$ 32,000

*Percentage of salary

Discretionary Bonuses.  AMCOL may grant discretionary cash bonus awards that are not subject to satisfaction of any performance criteria under the Annual Discretionary Cash Incentive Plan.  Upon the recommendation of Mr. Washow, the Compensation Committee awarded a discretionary bonus of $50,000 to Mr. Castagna in February 2010.  The Compensation Committee authorized this bonus in recognition of contributions made in 2009 by the operating units under Mr. Castagna’s direction and the amounts paid to Mr. Castagna pursuant to the Annual Cash Incentive Plan for 2009 performance.

Long-Term Incentive – Equity Based Compensation.  The Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in AMCOL’s long-term success.  For 2010, the Compensation Committee generally utilized stock options as its equity compensation component.  The Compensation Committee believes that stock options serve the following purposes: (i) reward executive officers for long-term shareholder value creation; (ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; and (iv) focus executive officers on long-term, sustained performance.  From time to time, the Compensation Committee has awarded restricted stock to certain executive officers.  Such awards vest over an extended period of time, usually three years, provided certain performance measures are satisfied.

In structuring equity awards, the Compensation Committee targets an annual share utilization of up to 1.5% of our outstanding shares.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on at-risk pay components, the executive officers are awarded stock options with an exercise price equal to the fair market value of AMCOL’s common stock on the date of grant and these options will have value to our executive officers only if the market price of our common stock increases after the date of grant.  Typically, our stock options vest 33% after one year, 66% after two years and 100% after three years.  In determining the number of stock options granted to each of our executive officers in 2010, our Compensation Committee considered AMCOL’s performance, the executive officer’s individual performance, competitive compensation practices, historical awards to the individual, AMCOL’s historical stock price performance as compared to competitors and the recommendations of Mr. Washow.  The Compensation Committee did not assign particular weights to any of these factors.

In November 2009, the Compensation Committee granted to Messrs. Castagna and McKendrick a contingent award of 20,000 shares of restricted stock pursuant to our 2006 Long-Term Incentive Plan.  In determining the number of shares and other terms and conditions of these awards, the Compensation Committee considered compensation survey data from Salary.com, Watson Wyatt and Equilar, Inc.  These awards were effective January 1, 2010 and carry a three-year term.  These awards vest 100% on December 31, 2012, provided that the Company meets or exceeds an established return on capital employed target during 2012.  In determining the number of shares and other terms and conditions of these awards, the Compensation Committee considered competitive compensation practices.  Messrs. Castagna and McKendrick are entitled to the right to vote and the right to receive cash dividends with respect to their outstanding shares of restricted stock.

Long-Term Incentive – Cash Based Compensation.  In 2010, the Compensation Committee approved a performance-based, long-term cash incentive award to Mr. Johnson.  The performance period commenced on January 1, 2010 and terminates on December 31, 2013.  Mr. Johnson is entitled to a portion of the cumulative adjusted annual increase in operating profit of the Oilfield Services segment during this period, provided this segment achieves a minimum return on capital employed.  Any amounts earned under this long-term cash incentive award will be paid on February 15, 2014, provided Mr. Johnson remains employed by AMCOL.  Other members of senior management of the Oilfield Services segment and senior management of the Environmental segment received similar long-term cash incentive awards.  The Compensation Committee approved these awards based on the recommendation of senior management.  In structuring and approving these awards, the Compensation Committee recognized that both of these segments include high-growth and sophisticated businesses whose success requires experienced and dedicated senior managers.  These awards are intended to provide an additional incentive to motivate and retain these key employees.

Retirement of Our Chief Executive Officer.  Mr. Washow retired as Chief Executive Officer and a Director on December 31, 2010.  In connection with his retirement, Mr. Washow and AMCOL entered into a Transition and Retirement Agreement.  Pursuant to this agreement, Mr. Washow is entitled to certain payments and benefits and is required to assist the Company with transition and other matters following his retirement. The agreement also contains confidentiality, non-disparagement and non-competition and non-solicitation covenants in favor of the Company consistent with the covenants contained in Mr. Washow’s Employment Agreement.  The Compensation Committee concluded that entering into this type of agreement with Mr. Washow would provide for a smooth transition following his retirement.  The following table sets forth the payments and benefits to be received by Mr. Washow pursuant to this agreement, together with an approximate value for each item.

Item	Value
Cash Severance	$670,000 in each of 2011 and 2012
Health Insurance Benefits	$56,457
Vesting of Options and Exercise Period Extension	$1,717,539
Total	$3,113,996

The Transition and Retirement Agreement is summarized below under “Executive Compensation -- Summary Compensation Table -- Washow Transition and Retirement Agreement.”

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and our 401(k) savings plan (with a company match), in each case on the same basis as other employees, subject to applicable law.  AMCOL sponsors two defined benefit pension plans in which certain of our executive officers participate.  Our Pension Plan is available to employees hired on or before January 1, 2004.  All of our executive officers other than Mr. Pearson participate in the Pension Plan.  These executive officers also participate in our Supplementary Pension Plan, or SERP.  The SERP provides for the portion of the Pension Plan benefit which cannot be paid to these participants due to compensation or benefit limitations under the tax laws.  Since Mr. Pearson does not participate in these plans, he is entitled to a contribution to our 401(k) savings plan of an amount equal to 3% of his annual compensation, subject to a maximum of $7,350.  Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan.  In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the 401(k) savings plan, without regard to any qualified plan limits, if the amount had not been deferred.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount. For a description of the Pension Plan, the SERP and the Deferred Compensation Plan, please see the sections entitled “Executive Compensation -- Pension Benefits” and “-- Nonqualified Deferred Compensation” below, respectively.

Consistent with the philosophy and culture of AMCOL, a few perquisites are provided to the executive officers.  Perquisites include a company car allowance or company car, excess private liability insurance coverage and executive life insurance coverage.

Employment and Change of Control Agreements.  In 2009, AMCOL entered into employment and change of control agreements with each of its executive officers. These agreements have an initial employment term expiring in March 2011, with a rolling three month extension (unless either party gives three months advance notice).  The agreements were designed to promote stability and continuity of senior management, both of which are in the best interests of AMCOL and its shareholders.  These executive employment agreements will terminate on June 11, 2011 and we have entered into new Change of Control Agreements with our executive officers.  In addition, the Company has adopted an Executive Severance Plan.  Under the new Change of Control Agreements, if the executive is terminated without cause (or the executive resigns with good reason) within 120 days prior to or within 12 months following a change of control, the executive will receive a payment equal to a multiple of his salary and target annual bonus amount.  In such event, Mr. McKendrick would be entitled to three times his salary and bonus amount and our other executive officers would be entitled to two times their salary and bonus amount.  Unlike the prior agreements, executives are not entitled to this payment if in the thirteenth month following the transaction the executive resigns for any reason.  Under the Executive Severance Plan, if the executive is terminated without cause he is entitled to severance for a set period (two years for Mr. McKendrick and eighteen months for the other executive officers) and payment of the executive’s COBRA premium for eighteen months.  The new Change of Control Agreements terminate on June 11, 2014.  The Compensation Committee may terminate the Executive Severance Plan at any time.  These agreements and plans and the benefits thereunder are summarized below under “Executive Compensation -- Summary Compensation Table -- Employment Agreements – Terminating June 2011, -- Change of Control Agreements – Effective June 2011, and -- Executive Severance Plan – Effective June 2011,” and “Executive Compensation -- Potential Payments Upon Termination or Change of Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Dale E. Stahl, Chairman
Arthur Brown
Daniel P. Casey
Audrey L. Weaver

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by AMCOL to or for the account of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2010, the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Lawrence E. Washow Retired President and Chief Executive Officer (6)	2010 2009 2008	670,000 650,000 650,000	-- -- --	-- -- --	413,760 298,380 381,996	136,000 86,288 --	666,628 432,309 356,593	3,163,880(7) 50,461 71,102	5,050,268 1,517,438 1,459,691
Donald W. Pearson Vice President, Chief Financial Officer and Treasurer	2010 2009 2008	260,000 235,000 145,971(8)	-- -- 35,000	-- -- 154,450	215,500 119,352 97,317	32,000 18,718 --	-- -- --	34,509 22,226 11,682	542,009 395,296 444,420
Gary L. Castagna Senior Vice President and President Global Minerals	2010 2009 2008	335,000 315,000 315,000	-- 50,000 --	-- 568,400 --	215,500 179,028 229,198	265,000 16,727 --	66,970 45,273 27,149	25,927 25,278 19,795	908,397 1,199,706 591,142
Michael Johnson Vice President and President of CETCO Oilfield Services Company(9)	2010	265,566	--	--	129,300	36,000	97,189	14,530	542,585
Ryan F. McKendrick President and Chief Executive Officer(10)	2010 2009 2008	408,333 315,000 315,000	-- -- 100,000	-- 568,400 --	258,600 179,028 229,198	65,000 16,727 --	238,715 175,997 215,937	21,894 23,306 22,811	992,542 1,278,458 882,946

(1) For Mr. Castagna, reflects a discretionary bonus in recognition of 2009 performance. For Mr. Pearson, reflects the guaranteed minimum bonus offered to Mr. Pearson in connection with his May 2008 hiring.  For Mr. McKendrick, reflects a discretionary bonus in recognition of 2007 performance.
(2)  Reflects the fair value at the date of grant.  The value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718.  Assumptions used in the calculation of these amounts are disclosed in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The value of Messrs. Pearson’s, Castagna’s and McKendrick’s performance-based stock awards have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date.
(3)  These performance-based cash bonuses were made pursuant to our Annual Cash Incentive Plan.  These performance-based incentive awards are earned based on annual performance and, if applicable, these amounts were paid to the officers in March of the following year.
(4)  Amounts reflect the aggregate change in actuarial present value of accumulated benefits under the Pension Plan and the SERP from December 31, 2009 to December 31, 2010, from December 31, 2008 to December 31, 2009 and from December 31, 2007 to December 31, 2008.
(5)  The amounts reflect the following for each officer: matching contributions allocated by AMCOL pursuant to AMCOL’s 401(k) Savings Plan; the value attributable to personal use of company-provided automobiles; premiums paid for excess personal liability insurance coverage; and premiums paid for life insurance coverage.  For Mr. Pearson, also reflects a $7,350 contribution to the 401(k) Savings Plan that was not paid to executive officers that participate in our Pension Plan.  For Messrs. Washow, Pearson and Johnson, also includes credits to AMCOL’s Deferred Compensation Plan in amounts equal to the amount that would have been contributed by AMCOL to the executive’s account in the 401(k) Savings Plan with respect to compensation voluntarily deferred into such plan, without regard to any qualified plan limits as well as a company match for up to 4% of the executive’s compensation that exceeds the qualified pay limitations under the 401(k) Savings Plan. These officers were credited with the following amounts: Mr. Washow, $16,439, $16,200 and $41,050 in 2010, 2009 and 2008, respectively; Mr. Pearson, $1,349 and $1,030 in 2010 and 2009, respectively; and Mr. Johnson, $2,456 in 2010.

(6)  Mr. Washow retired from his positions with the Company effective December 31, 2010.
(7)  Includes the following amounts paid or accrued in 2010 in connection with Mr. Washow’s retirement:  $1,340,000 in cash severance; $56,457 in health insurance benefits; and $1,717,539 in connection with the accelerated vesting extension of the exercise period on outstanding stock options.
(8)  Reflects a partial year of employment, May 19, 2008 to December 31, 2008.
(9)  Mr. Johnson was promoted to an executive officer of the Company as of January 1, 2010.
(10)  Elected President and Chief Executive Officer effective January 1, 2011.  In connection therewith, Mr. McKendrick’s annual salary was increased to $500,000.

Employment Agreements – Terminating June 2011

On February 2, 2009, AMCOL entered into employment agreements with Messrs. Castagna, McKendrick, Pearson and Washow.  The agreements with Messrs. Washow, Castagna and McKendrick were effective as of March 25, 2009, and supplant their prior employment agreements, which expired March 24, 2009.  The agreement with Mr. Pearson was effective upon execution.  On December 31, 2009, AMCOL entered into an employment agreement with Mr. Johnson, effective as of January 1, 2010.  The initial employment terms were set to expire in March 2011, with a rolling three-month extension (unless either party gives three months advance notice).  Mr. Washow’s employment agreement terminated on December 31, 2010 in connection with his retirement.

On March 11, 2011, AMCOL delivered notices to Messrs. Castagna, Johnson, McKendrick and Pearson terminating these agreements on June 11, 2011.   AMCOL has entered into new Change of Control Agreements with these executive officers and has adopted an Executive Severance Plan. The Change of Control Agreements and Executive Severance Plan are both effective June 11, 2011 and are described below.

Each employment agreement provides for an annual salary and the opportunity for a performance-based annual cash bonus.  The agreements also contain confidentiality and one year non-competition and non-solicitation covenants in favor of AMCOL.  If AMCOL terminates an executive without cause or the executive terminates his employment for good reason (as defined below) prior to a change of control of AMCOL (as defined below) or more than thirteen months after a change of control, the executive is entitled to receive the following: (1) accrued salary and bonus; (2) a pro-rata annual bonus; (3) base salary for twenty-four months (in the case of Mr. Washow) or for eighteen months (in the case of Messrs. Castagna, Johnson, McKendrick and Pearson); and (4) continued health insurance coverage for the executive and his dependents at AMCOL’s expense during a transition period, and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

If within thirteen months following a change of control, AMCOL terminates an executive without cause or the executive terminates his employment for good reason, or if in the thirteenth month following the transaction, the executive resigns for any reason, the executive is entitled to receive the following: (1) accrued salary, accrued bonus and a pro-rata annual bonus; (2) a lump sum equal to three times (in the case of Messrs. Washow, Castagna and McKendrick) or two times (in the case of Messrs. Johnson and Pearson) the sum of his salary and the greater of (i) 100% (in the case of Mr. Washow) or 60% (in the case of Messrs. Castagna, Johnson, McKendrick and Pearson) of his salary, or (ii) the average annual bonus for the previous three years; and (3) continued health insurance coverage for the executive and his dependents at AMCOL’s expense until the earlier of (x) three years (in the case of Messrs. Washow, Castagna and McKendrick) or two years (in the case of Messrs. Johnson and Pearson), or (y) the date the executive accepts another job.  Thereafter, the executive may continue the health insurance coverage at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.  In certain cases, the executives are entitled to these benefits if a change of control occurs within twelve months following their termination of employment.  If a change of control occurs, all outstanding stock options, restricted stock and other equity compensation awards become fully vested and exercisable unless otherwise required under Internal Revenue Code section 162(m).

A change of control of AMCOL is defined as one or more of the following, subject to certain exemptions:  (1) any person (other than certain AMCOL affiliates) acquires 50.1% or more of AMCOL’s common stock; (2) the incumbent directors cease to constitute at least one-half of AMCOL’s directors; or (3) the consummation by AMCOL of a merger, reorganization, consolidation, or similar transaction, or sale or other disposition of 50.1% of the consolidated assets of AMCOL.

Good reason is defined, subject to notice requirements and an opportunity for AMCOL to remedy the condition, as the occurrence of any of the following events: (1) any material breach of the employment agreement by AMCOL; (2) AMCOL’s failure to assign the employment agreement to a successor or the successor’s failure to expressly assume and agree to be bound by the employment agreement; or (3) the assignment to the executive of any duties inconsistent with his powers and role or a material reduction of his powers and role.

If the executive’s employment terminates due to his death or disability prior to a change of control or more than thirteen months after a change of control, the executive or his beneficiaries are entitled to the executive’s accrued salary and bonus and the executive’s pro-rata annual bonus.  If the executive’s employment terminates due to his death or disability within thirteen months after a change of control, the executive or his beneficiaries are entitled to receive the compensation and benefits described above with respect to termination without cause after a change of control.

If, at any time, AMCOL terminates an executive for cause or, except as described above, the executive terminates his employment without good reason, the executive is entitled to his accrued salary and bonus, but shall not be entitled to any severance pay.

Under the agreements, in the event that AMCOL’s financial statements are restated, the Board of Directors will review the circumstances to determine whether the restatement is required due to the failure of AMCOL’s management to act reasonably and the executive received more compensation than he would have received based on the restated financial statements.  If the Board determines that management failed to act reasonably and the executive received excess compensation, the Board will take action to recoup the excess compensation and the executive agrees to repay such amount.

Change of Control Agreements – Effective June 2011

On March 11, 2011, AMCOL entered into Change of Control Agreements with Messrs. Castagna, Johnson, McKendrick and Pearson.  These agreements are effective on June 11, 2011 and terminate on June 11, 2014.

If within 120 days prior to, or twelve months following, a change of control, AMCOL terminates an executive without cause or the executive terminates his employment for good reason,  the executive is entitled to receive a lump sum cash payment equal to three times (in the case of Mr. McKendrick) or two times (in the case of Messrs. Castagna, Johnson and Pearson) the sum of his salary and target bonus.  If a change of control occurs, the executive will be paid a prorated portion of his performance-based annual bonus and all outstanding stock options, restricted stock and other equity compensation awards become fully vested and exercisable unless otherwise required under Internal Revenue Code section 162(m).

A change of control of AMCOL is defined as one or more of the following, subject to certain exemptions:  (1) any person (other than certain AMCOL affiliates) acquires 50.1% or more of AMCOL’s common stock; (2) the AMCOL directors serving as of the end of the prior fiscal year cease to constitute at least one-half of AMCOL’s directors; or (3) the consummation by AMCOL of a merger, reorganization, consolidation, or similar transaction, or sale or other disposition of 50.1% of the consolidated assets of AMCOL.  In addition, for Messrs. Castagna and Johnson, a change of control will be deemed to have occurred if AMCOL sells a majority of the stock or assets of the Minerals and Materials or Oilfield Services segment, respectively, and such officers oversee the operation of such segment.

The Change of Control Agreements incorporate by reference the confidentiality and non-compete provisions of previously executed Confidentiality Agreements and Covenants Not to Compete which  contain confidentiality and one year non-competition and non-solicitation covenants in favor of AMCOL.

Good reason is defined, subject to notice requirements and an opportunity for AMCOL to remedy the condition, as the occurrence of any of the following events: (1) any material reduction in the executive’s duties and responsibilities; (2) any material reduction in the executive’s base salary, target bonus opportunity or equity compensation; or (3) any relocation of the executive without consent to a facility more than fifty miles away.  Cause is defined as the occurrence of any of the following events: (A) the executive’s commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude; (B) subject to a notice and cure provision, the executive’s material breach of the Change of Control Agreement or Confidentiality Agreement and Covenant Not to Compete; (C) willful or intentional material misconduct by the executive in the performance of his duties; (D) the executive performs his duties in a manner that is grossly negligent; and/or (E) the executive fails to cooperate in any governmental investigations or proceedings.

Executive Severance Plan – Effective June 2011

In March 2011, our Compensation Committee adopted AMCOL’s Executive Severance Plan, effective on June 11, 2011.  The Compensation Committee can terminate or amend the Executive Severance Plan at any time.  Any such termination shall not effect those employees previously terminated and receiving payments.  Each of Messrs. Castagna, Johnson, McKendrick and Pearson will participate in the Executive Severance Plan.

Pursuant to the Executive Severance Plan, if an executive is involuntarily terminated in certain circumstances, AMCOL will provide for base salary for twenty-four months (in the case of Mr. McKendrick) or for eighteen months (in the case of Messrs. Castagna, Johnson and Pearson), as well as payment of the executive’s COBRA premium for a period of 18 months.  No such amounts will be paid under the Executive Severance Plan if the executive is entitled to any severance benefits pursuant to a Change of Control Agreement.

Washow Transition and Retirement Agreement

In connection with Mr. Washow’s retirement, on November 19, 2010, Mr. Washow and AMCOL entered into a Transition and Retirement Agreement.  Pursuant to the terms of the Transition and Retirement Agreement, Mr. Washow will receive the following: (1) $670,000 per year in 2011 and 2012; (2) the 2010 performance-based annual bonus as determined pursuant to the Annual Cash Incentive Plan; and (3) continued health insurance coverage at the Company’s expense for 24 months, and thereafter at his own expense, until the earlier of his eligibility for Medicare or his acceptance of another job.   In addition, all of Mr. Washow’s unvested stock options vested as of December 31, 2010 and the option exercise period was extended until the earlier of the original expiration date or December 31, 2012.

The Transition and Retirement Agreement requires Mr. Washow to assist the Company with transition and other matters following his retirement.  The Transition and Retirement Agreement also contains confidentiality, non-disparagement and non-competition and non-solicitation covenants in favor of the Company consistent with the confidentiality, non-competition and non-solicitation covenants pursuant to the terms of his Employment Agreement.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Lawrence E. Washow	2/8/2010	41,875	670,000	1,340,000	48,000	23.24	413,760
Donald W. Pearson	2/8/2010	9,750	156,000	260,000	25,000	23.24	215,500
Gary L. Castagna	2/8/2010	4,020	201,000	335,000	25,000	23.24	215,500
Michael Johnson	2/8/2010	3,187	159,340	265,566	15,000	23.24	129,300
Ryan F. McKendrick	2/8/2010	20,000	320,000	480,000	30,000	23.24	258,600

(1)  These incentive awards were granted under the Annual Cash Incentive Plan.  These are cash incentive awards for the 2010 fiscal year, payable for 2010 performance if certain performance goals are achieved.
(2)  These options vest at a rate of 33% after one year, 66% after two years and 100% after three years.  The options have a six-year term.
(3)  The exercise price of these options is the closing price of our common stock on the New York Stock Exchange on the grant date.
(4)  Amounts represent the total fair value of stock options granted in 2010 under ASC 718.  Details of the assumptions used in valuing these stock options are set forth in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2010 of our named executive officers.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Lawrence E. Washow	7,452	--	6.65	02/04/2012	--	--
	30,000	--	26.02	02/07/2012	--	--
	50,000	--	29.95	12/31/2012	--	--
	50,000	--	24.25	12/31/2012	--	--
	50,000	--	15.11	12/31/2012	--	--
	48,000	--	23.24	12/31/2012	--	--
Donald W. Pearson	6,667	3,333	30.89	05/09/2014	--	--
	6,667	13,333	15.11	02/09/2019	--	--
	--	25,000	23.24	02/08/2020	--	--
	--	--	--	--	5,000	155,000
Gary L. Castagna	9,000	--	6.65	02/04/2012	--	--
	10,000	--	26.02	02/07/2012	--	--
	15,000	--	29.95	02/13/2013	--	--
	10,000	5,000	24.25	02/11/2014	--	--
	5,000	10,000	15.11	02/09/2019	--	--
	--	25,000	23.24	02/08/2020	--	--
	--	--	--	--	20,000	620,000
Michael Johnson	5,044	--	6.65	02/04/2012	--	--
	7,000	--	20.90	02/10/2011	--	--
	7,000	--	26.02	02/07/2012	--	--
	10,000	--	29.95	02/13/2013	--	--
	6,667	3,333	24.25	02/11/2014	--	--
	3,334	6,666	15.11	02/09/2019	--	--
	--	15,000	23.24	02/08/2020	--	--
Ryan F. McKendrick	13,333	--	26.02	02/07/2012	--	--
	30,000	--	29.95	02/13/2013	--	--
	20,000	10,000	24.25	02/11/2014	--	--
	10,000	20,000	15.11	02/09/2019	--	--
	--	30,000	23.24	02/08/2020	--	--
	--	--	--	--	20,000	620,000

(1)  All options granted prior to 2003 vest at a rate of 20% per year over five years.  All options granted in 2003 and subsequently vest at a rate of 33% after one year, 66% after two years and 100% after three years.
(2)  For Mr. Pearson, represents a restricted stock award granted upon hiring; these shares vest in May 2011, provided certain performance objectives are achieved.  For Messrs. Castagna and McKendrick, represents restricted stock awards granted in connection with senior management changes, and effective January 1, 2010.  These shares vest in December 2012, provided certain performance objectives are achieved.
(3)  Calculated using the closing price of AMCOL common stock on December 31, 2010 ($31.00).

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lawrence E. Washow	59,842	910,828
Donald W. Pearson	--	--
Gary L. Castagna	15,000	178,400
Michael Johnson	--	--
Ryan F. McKendrick	6,666	55,873

Pension Benefits

The following table sets forth certain information regarding the pension benefits of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence E. Washow (1)	Pension Plan SERP	32.3 32.3	629,757 3,218,648	-- --
Donald W. Pearson	Pension Plan SERP	-- --	-- --	-- --
Gary L. Castagna	Pension Plan SERP	9.8 9.8	102,597 155,074	-- --
Michael Johnson	Pension Plan SERP	13.6 13.6	182,636 220,863	--
Ryan F. McKendrick	Pension Plan SERP	26.7 26.7	578,254 931,435	-- --

AMCOL calculates the present values shown in the table above as of December 31 using (i) the fiscal year-end accounting discount rate, (ii) the plan’s normal retirement age (age 65, 66 or 67 depending on the executive officer’s date of birth) or actual retirement age if known, and (iii) a single life annuity payment form or actual payment form if elected. The present values shown in the table reflect postretirement mortality based on the RP-2000 Combined Healthy Mortality Table projected to 2011 using Scale AA, and do not include an adjustment for preretirement termination, mortality, or disability.

Each of our named executive officers other than Mr. Pearson participates in two defined benefit pension plans.  The Pension Plan is a defined benefit pension plan available to employees hired on or before January 1, 2004.  The Pension Plan is qualified under Section 401(a) of the Code.  The SERP is a nonqualified defined benefit pension plan that provides benefits to certain employees who participate in the Pension Plan and whose accrued benefit under such plan is restricted by the Code.

The Pension Plan

All of our employees hired prior to January 1, 2004 are eligible to participate in the Pension Plan.  All of our named executive officers other than Mr. Pearson participate in the Pension Plan.  The Pension Plan provides a life annuity benefit at normal retirement age equal to the larger of (1) and (2) below:

(1)           The sum of (A) and (B) below:

(A)           0.75 percent of Final Average Monthly Compensation (defined below) multiplied by years and months of Credited Service (defined below);

(B)           0.75 percent of Final Average Monthly Compensation in excess of Social Security Covered Compensation Level (defined below) multiplied by years and months of Credited Service (maximum of 35 years).

(2)           $15.00 multiplied by years and months of Credited Service.

Normal retirement age varies based on the executive officer’s date of birth (age 65 if born before 1938; age 66 if born between 1938-1954; age 67 if born after 1954).  Final Average Monthly Compensation is computed as the average of the five consecutive years of compensation over the entire period of employment which produce the highest monthly average.  Compensation includes base salary and bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under the Code.  Compensation recognized under the Pension Plan is limited under the Code.  Credited Service is determined in years and months from the date of hire, excluding certain periods of absence.  Social Security Covered Compensation Level is the average (without indexing) of the Social Security Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) his social security normal retirement age.

A participant’s right to an accrued benefit under the Pension Plan becomes nonforfeitable after five years of vesting service or when the participant attains normal retirement age.  The accrued benefit is payable on an unreduced basis on or after normal retirement age.  Participants who terminate with the sum of their age and service greater than or equal to 70 (early retirement age) may commence benefits at any time.  Messrs. Washow and McKendrick are currently eligible for early retirement benefits under the Pension Plan.  Such benefits are reduced by 6-2/3% per year for each of the first five years by which benefit commencement precedes the social security normal retirement age and 3-1/3% per year for each of the next five years by which benefit commencement precedes the social security normal retirement age.  For benefits commencing more than ten years prior to attaining the social security normal retirement age, the monthly benefit will be actuarially reduced.

The standard form of payment for a single participant is the single life annuity.  The standard form of payment for a married participant is the qualified 50% joint and survivor annuity.  Several optional forms of payment are offered.  These include: 50% and 100% joint and contingent annuities, 10 year certain and life annuity and the single life annuity.  Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at commencement age.

The SERP

The SERP provides the portion of the Pension Plan benefit which cannot be paid to participants due to certain compensation limitations or benefit amount limitations of the Code.  All of our named executive officers other than Mr. Pearson participate in the SERP.  The provisions of the SERP are the same as the Pension Plan.  A participant who retires and becomes eligible to receive a benefit under the Pension Plan, whether a normal, early or late retirement benefit, would receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Pension Plan if the limiting Code provisions applied to the participant’s actual Pension Plan benefit.  The amount of the benefit the participant would have received under the Pension Plan would be determined on the same basis as the participant’s actual Pension Plan benefit, taking into account the participant’s age, compensation history, service and form of benefit elected under the Pension Plan.  An executive’s benefit under the SERP pays out pursuant to the terms of the SERP upon his retirement, disability or termination of employment, without regard to a minimum age or other requirement.

Nonqualifed Deferred Compensation

The following table sets forth certain information regarding deferred compensation of our named executive officers with respect to the fiscal year ended December 31, 2010.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Lawrence E. Washow	16,438	16,439	687,902	--	6,499,487
Donald W. Pearson	16,584	1,349	1,819	--	38,812
Gary L. Castagna	--	--	36,468	--	261,870
Michael Johnson	36,157	2,456	68,200	--	404,967
Ryan F. McKendrick	--	--	26,778	--	269,850

(1)  All executive contributions were reported as compensation in the Summary Compensation Table under the Salary and/or Non-Equity Incentive Plan Compensation columns, depending on the source of the executive contribution.  Executive contributions which are shown as amounts in the balance column were also reported in the Summary Compensation Table for prior years under the Salary and/or Non-Equity Incentive Plan Compensation columns, depending on the source of the contribution, in the year in which the deferral occurred.
(2)  The Company contributes an Annual Company Matching Amount to participant accounts equal to what the Company would have credited to their 401(k) Savings Plan accounts had those deferrals not been reduced because of limits under the 401(k) plan.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount.  Participants must be employed at the end of the plan year and must actually defer amounts into this nonqualified plan.

Deferred Compensation Plan

The AMCOL International Corporation Nonqualified Deferred Compensation Plan, or Deferred Compensation Plan, allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000.  The minimum period for a deferral election is three years.  All of our named executive officers participated in the Deferred Compensation Plan in 2010.

In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the AMCOL International Corporation 401(k) Savings Plan, without regard to any qualified plan limits, if the amount had not been deferred.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount.  Participants must be employed at the end of the plan year to receive this matching company contribution.  Participants are 100% vested in employee and matching amounts.  AMCOL, at its sole discretion, may also make discretionary and/or profit sharing contributions to the Deferred Compensation Plan, which would be subject to a vesting schedule.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although AMCOL is under no obligation to invest the deferred amounts in any specified fund.  This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds.  Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability or termination of employment.  In the event of retirement, disability or termination of employment, distributions from the account balances occur regardless of any minimum age or other requirement.  Accounts are distributed in a lump sum or, in certain circumstances, in installments over a fifteen year period.  Withdrawal elections can be made, subject to a withdrawal penalty and forfeiture of participation for the current and subsequent year.  Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or Change of Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of AMCOL.  The named executive officers are entitled to these payments under their current executive employment agreements, our stock plans and certain other benefit plans.  As described in more detail above, the executive employment agreements will terminate on June 11, 2011.  We have entered into new Change of Control Agreements with our executive officers and have adopted an Executive Severance Plan which are both effective on June 11, 2011.  The new Change of Control Agreements and Executive Severance Plan are summarized above under “Executive Compensation -- Summary Compensation Table -- Change of Control Agreements –Effective June 2011” and “-- Executive Severance Plan – Effective June 2011.”

Payments Made Upon Termination by AMCOL Without Cause or Resignation for Good Reason

In the event AMCOL terminates a named executive officer without cause or the executive officer resigns for good reason prior to or more than thirteen months after a change of control, each as defined in the executive employment agreements, the named executive officer is entitled to the following:

●	severance in the form of his base salary payable for the following 18 months (in the case of Messrs. Castagna, Johnson, McKendrick and Pearson) or 24 months (in the case of Mr. Washow);
●	a prorated portion of his 2010 bonus under the Annual Cash Incentive Plan; and

●
continued health, dental and prescription insurance coverage for the executive and his dependents at the Company’s expense during a transition period (18 months in the case of Messrs. Castagna, Johnson, McKendrick and Pearson and 24 months in the case of Mr. Washow), and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

     If a change of control becomes imminent within thirty days following the executive’s termination and the transaction closes within the following twelve months, the executive officer is also entitled to the benefits described below under “-- Payments Made In Connection with a Change of Control” to the extent not previously provided.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the officer is entitled to the following:

●	a prorated portion of his 2010 bonus under the Annual Cash Incentive Plan; and
●	immediate vesting of all stock options, unless otherwise determined by the Compensation Committee.
If the death or disability occurs at such time as a change in control is imminent or at any time within thirteen months after a change in control, the executive officer is also entitled to the benefits described below under “-- Payments Made In Connection with a Change of Control” to the extent not previously provided.

In the event of Messrs. Pearson’s, Castagna’s or McKendrick’s death or disability, all outstanding restricted stock awards will be immediately vested.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer at or after age 65, or after age 55 with the consent of AMCOL, the officer is entitled to immediate vesting of all stock options.  In addition, Mr. McKendrick (currently eligible for early retirement) is entitled to pro rata vesting of his restricted stock award based on performance to date.  In addition, Mr. Washow is entitled to certain payments pursuant to his Transition and Retirement Agreement.

Payments Made In Connection With a Change of Control

Upon a change of control, all outstanding equity compensation will be immediately vested.  In addition, if within thirteen months following a change of control, AMCOL terminates a named executive officer without cause or the executive terminates his employment for good reason, or if in the thirteenth month following the transaction, the executive resigns for any reason, the executive officer is entitled to the following:

●
a lump sum payment equal to three times (in the case of Messrs. Washow, Castagna and McKendrick) or two times (in the case of Messrs. Johnson and Pearson) the sum of his salary and the greater of (i) 100% (in the case of Mr. Washow) or 60% (in the case of Messrs. Castagna, Johnson, McKendrick and Pearson) of his salary, or (ii) the average annual bonus for the previous three years;

●	a prorated portion of his 2010 bonus under the Annual Cash Incentive Plan; and
●
continued health, dental and prescription insurance coverage for the executive and his dependents at the Company’s expense during a transition period (36 months in the case of Messrs. Castagna, McKendrick and Washow and 24 months in the case of Messrs. Jonson and Pearson), and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

Quantification of Potential Payments Upon Termination or Change of Control

The following table shows the potential payments payable to our named executive officers upon termination or a change of control of AMCOL.  The amounts shown assume that such event occurred as of December 31, 2010, and reflect the price of our common stock on such date ($31.00).  The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of AMCOL’s salaried employees, such as payments under the Pension Plan, the 401(k) plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and bonus.  The table also does not reflect the distribution of each executive officer’s account balance in the Deferred Compensation Plan and SERP.  Please see “Executive Compensation -- Pension Benefits” and “-- Nonqualified Deferred Compensation,” above for a detailed description of these benefits. Amounts reflected for Mr. Washow under the “Retirement” row reflect amounts actually paid or accrued in connection with his retirement pursuant to the Transition and Retirement Agreement.

Name	Termination Scenario (on 12/31/2010)	Severance ($)	Prorated 2010 Annual Bonus ($)	Equity Award Vesting Acceleration ($) (1)	Health, Dental and Prescription Insurance Coverage ($) (2)
Lawrence E. Washow (3)	Without Cause/Good Reason Retirement (5) Death or Disability Upon Change of Control (6) Following Change of Control (7)	1,340,000 (4) 1,340,000 -- -- 4,020,000	136,000 136,000 136,000 -- 136,000	-- 1,717,539 -- -- --	22,699 56,457 -- -- 34,768
Donald W. Pearson	Without Cause/Good Reason Retirement Death or Disability Upon Change of Control (6) Following Change of Control (7)	390,000 (8) -- -- -- 832,000	32,000 -- 32,000 -- 32,000	-- -- 561,228 (9) 561,228(9) --	8,422 -- -- -- 11,229
Gary L. Castagna	Without Cause/Good Reason Retirement Death or Disability Upon Change of Control (6) Following Change of Control (7)	502,500 (8) -- -- -- 1,608,000	265,000 -- 265,000 -- 265,000	-- -- 1,066,650 (9) 1,066,650 (9) --	35,026 -- -- -- 70,052
Michael Johnson	Without Cause/Good Reason Retirement Death or Disability Upon Change of Control (6) Following Change of Control (7)	398,349 (8) -- -- -- 849,811	36,000 -- 36,000 -- 36,000	-- -- 244,820 244,820 --	35,026 -- -- -- 46,701
Ryan F. McKendrick	Without Cause/Good Reason Retirement (10) Death or Disability Upon Change of Control (6) Following Change of Control (7)	750,000 (8) -- -- -- 2,400,000	65,000 -- 65,000 -- 65,000	-- 1,238,100 (9) 1,238,100 (9) 1,238,100 (9) --	35,026 -- -- -- 70,052

(1)  For purposes of this table, AMCOL has assumed that the Compensation Committee has elected to accelerate all equity awards in each instance in which the acceleration is subject to the discretion of the Compensation Committee and that the maximum number of shares have vested under all performance-based restricted stock awards.
(2)  Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive officer under AMCOL’s health, dental and prescription plans.
(3)  Mr. Washow retired from his position with the Company effective December 31, 2010.
(4)  This severance payment is paid out over a period of 24 months.
(5)  All amounts shown for Mr. Washow are based on his Transition and Retirement Agreement and reflect amounts actually paid or accrued.
(6)  Reflects the value of accelerating the vesting of outstanding equity awards where a change of control of AMCOL occurs but the executive officer’s employment continues.
(7)  Reflects amounts due to an officer in the event of a termination without cause or a termination for good reason within thirteen months after a change of control, or termination of employment due to death or disability within thirteen months following a change of control.  These amounts are in addition to amounts payable under the previous row “Upon Change of Control.”  Such amounts are also payable if a change of control becomes imminent within thirty days following termination of employment without cause or due to death or disability and the change of control occurs within the following twelve months.
(8)  This severance payment is paid out over a period of 18 months.
(9)  Includes the vesting of all outstanding restricted stock awards.
(10)  Mr. McKendrick is age 55 or older and is eligible for option acceleration in the event of his retirement.

Director Compensation

AMCOL uses a combination of cash and stock options to compensate our non-employee directors.  Directors who are also full-time employees of AMCOL are not paid for their services as directors or for attendance at meetings.  For the fiscal year ended December 31, 2010, directors who are not employees of AMCOL are entitled to receive an annual cash retainer of $40,000 and an attendance fee of $2,000 per meeting.  The Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $15,000; Chairman of the Audit Committee, $7,500; Chairman of the Compensation Committee, $3,000; and Chairman of each of the Executive Committee and the Nominating and Governance Committee, $2,000.  Members of each of the Compensation Committee, the Executive Committee and the Nominating and Governance Committee received an attendance fee of $1,500 per meeting.  Members of the Audit Committee received an attendance fee of $3,000 per meeting.  In February 2010, each non-employee director was awarded an option to purchase 4,000 shares of our common stock at an exercise price of $23.24 per share, the fair market value on the date of the grant.

AMCOL provides excess personal liability insurance coverage for its non-employee directors.  Non-employee directors are eligible to participate in AMCOL’s health insurance plan at the directors’ cost.  Pursuant to AMCOL’s Deferred Compensation Plan, the directors may elect to defer up to 100% of their retainers and attendance fees per year.  Additional information regarding the Deferred Compensation Plan is described under the Nonqualified Deferred Compensation Table in this proxy statement.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Arthur Brown	65,250	34,480	845	100,575
Daniel P. Casey	69,750	34,480	845	105,075
John Hughes	70,500	34,480	845	105,825
Jay D. Proops	66,500	34,480	845	101,825
Clarence O. Redman	64,500	34,480	845	99,825
Dale E. Stahl	63,000	34,480	845	98,325
Audrey L. Weaver	52,500	34,480	845	87,825
Paul C. Weaver	57,500	34,480	845	92,825

(1)  Reflects the fair value at the date of grant.  The value is calculated in accordance with ASC 718.  Assumptions used in the calculation of these amounts are disclosed in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(2)  As of December 31, 2010, each director has the following number of options outstanding: Arthur Brown, 15,001;  Daniel P. Casey, 27,000;  John Hughes, 19,000;  Jay D. Proops, 26,000;  Clarence O. Redman, 19,000;  Dale E. Stahl, 26,000;  Lawrence E. Washow, 235,452;  Audrey L. Weaver, 22,000;  and Paul C. Weaver, 26,000.
(3)  These amounts reflect the premiums for excess personal liability insurance coverage.

In February 2011, the Compensation Committee undertook a review of AMCOL’s director compensation package.  After noting that director compensation had not been increased since 2005 and recognizing the increased demands on our Board and committee members, the Compensation Committee approved an increase in board compensation.  Commencing in 2011, the annual cash retainer was increased from $40,000 to $70,000 and the annual director option award was increased from 4,000 to 5,000 shares.  The supplemental annual cash retainer for the Chairman of the Board increased from $15,000 to $20,000.  In addition, the supplemental annual cash retainers for the committee chairmen were increased as follows: Audit Committee Chairman from $7,500 to $15,000; Compensation Committee Chairman from $3,000 to $10,000; and Executive Committee Chairman from $2,000 to $4,000.  Finally, the committee meeting attendance fee increased from $1,500 to $2,000.  All other board and committee fees remained unchanged.

CORPORATE GOVERNANCE MATTERS

2010 Board Committee Membership and Meetings

Name	Audit	Compensation	Executive	Nominating and Governance
Arthur Brown	X	X
Daniel P. Casey	X*	X	X
John Hughes			X	X
Jay D. Proops	X		X	X*
Clarence O. Redman	X		X	X
Dale E. Stahl		X*	X	X
Lawrence E. Washow			X
Audrey L. Weaver		X
Paul C. Weaver			X*	X
Number of Meetings in 2010	5	5	3	2
*  Chairperson.

During 2010, the Board of Directors held six meetings.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.  Pursuant to our Corporate Governance Guidelines, which may be found on our website at www.amcol.com, directors are expected to resign from the Board effective as of the annual shareholders meeting following the date on which they reach the age of 72.

Director Independence

As of February 2011, AMCOL’s Board of Directors has determined that the following directors are independent as defined in the applicable standards of the New York Stock Exchange:  Messrs. Brown, Casey, Hughes, Proops, Redman, Stahl and Weaver, and Ms. Weaver.  These independent directors constitute a majority of the directors of AMCOL.  The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent as defined in the applicable standards of the New York Stock Exchange.  In making the independence determinations, our Board of Directors reviewed all of our directors’ relationships with AMCOL, including business, familial and other types of relationships.  In addition, the Board has determined that each member of the Audit Committee is independent as defined in the applicable rules and regulations of the SEC.

Board Leadership Structure and Risk Oversight

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Our Board of Directors takes an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks.  Our Board regularly reviews information regarding AMCOL’s market and competition risks, as well as risks associated with AMCOL’s operations, customer relations, employees and operational impact on the environment and any political risks encountered by AMCOL throughout the globe.  In addition, the entire Board of Directors is regularly informed about those risks monitored by the various committees, as more fully described below and in each committee’s charter, through committee reports about such risks. The Board also receives regular reports directly from officers responsible for the oversight of particular risks within the Company.

The Audit Committee

The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling the Board’s oversight responsibility by monitoring the integrity of the financial statements of AMCOL, the independent registered public accounting firm’s qualifications and independence, AMCOL’s compliance with legal and regulatory requirements pertaining to its financial statements and the performance of AMCOL’s internal audit function and independent registered public accounting firm.  The Committee is responsible for appointing the independent registered public accounting firm for each fiscal year.  In addition, the Audit Committee oversees a variety of risks facing the Company, including risks associated with AMCOL’s internal controls, credit, liquidity, intellectual property, information management and the security of AMCOL’s employees and property.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC.  The Audit Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

The Compensation Committee

AMCOL’s Compensation Committee oversees the design and administration of AMCOL’s executive compensation program and is responsible for the oversight of risks relating to employment policies and the Company’s compensation and benefits programs.  The Compensation Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.  Pursuant to the charter, the Compensation Committee is responsible for reviewing and approving the compensation of all executive officers, including a review and assessment of the Chief Executive Officer’s performance.  This review may involve consultations from time to time with the Chief Executive Officer, the Chief Financial Officer and the other independent directors.  Also, the Compensation Committee makes all grants of awards under AMCOL’s 2010 Long-Term Incentive Plan and Annual Cash Incentive Plan.  The Compensation Committee also makes recommendations to the Board regarding succession planning and establishes director compensation.  The Compensation Committee has sole authority to retain compensation consultants to assist the Compensation Committee in carrying out its responsibilities.  For additional information regarding the processes and procedures for the determination of executive compensation and the engagement of compensation consultants, please see the section entitled “Executive Compensation -- Compensation Discussion and Analysis” above.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying, seeking and recommending to the Board of Directors individuals qualified to become directors consistent with criteria approved by the Board.  In considering potential candidates for the Board, including with respect to incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience; specific areas of expertise and leadership roles; and the ability to bring diversity to the Board.  While the Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.  The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board.  The Committee may use a search firm and has sole authority to retain and terminate any search firm used to identify director candidates, and has sole authority to approve the search firm’s fees and other retention terms.  Historically, AMCOL has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.  Pursuant to its charter, the Nominating and Governance Committee’s policy is to not consider nominees recommended by shareholders of AMCOL.

Consistent with the consideration of potential candidates’ integrity and business ethics, the Committee assists the Audit Committee in overseeing risks associated with ethics and business conduct, as well as regulatory compliance risks.  Other responsibilities of the Committee include developing and recommending to the Board the Corporate Governance Guidelines applicable to AMCOL, overseeing the evaluations of the Board and management, recommending to the Board director nominees for each committee and recommending to the Board the size of the Board and its committee structure.  The Nominating and Governance Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management directors meet in regularly scheduled executive sessions without management.  In 2010, our non-management directors met three times.  The directors who preside at such meetings rotate among the chairmen of our Audit, Compensation, Nominating and Governance and Executive Committees.

Shareholder Communications with the Board of Directors

AMCOL’s annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of or otherwise communicate directly with members of our Board of Directors on appropriate matters.  Our directors are expected to attend shareholder meetings pursuant to our Corporate Governance Guidelines.  All of our directors attended the 2010 annual meeting, and we anticipate that all of our directors will attend the 2011 annual meeting.

In addition, shareholders and other interested parties may, at any time, communicate in writing with the Audit Committee, the Board of Directors, any particular director or the independent directors as a group, by sending written communication to AMCOL International Corporation, Attention:  Board of Directors, Audit Committee, Presiding Independent Director of the Board of Directors, or the name of a particular Board member, as applicable, 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.  Copies of written communications received at such address will be provided to the named addressee.  Shareholders and other interested parties may also reach the Audit Committee by calling AMCOL’s alert line at (877) 862-6265.  Concerns may be reported anonymously or confidentially.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for AMCOL’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  AMCOL’s independent registered public accounting firm is responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes on behalf of the Board of Directors.  It is not our duty or our responsibility to conduct reviews of auditing or accounting procedures.  Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on AMCOL’s financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that AMCOL’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of AMCOL’s financial statements has been carried out in accordance with generally accepted auditing standards.

Review with Management

The Audit Committee has reviewed and discussed AMCOL’s audited financial statements as of and for the year ended December 31, 2010 with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young, AMCOL’s independent registered public accounting firm for the fiscal year ended December 31, 2010, the audited financial statements as of and for the year ended December 31, 2010 and the matters required to be discussed under auditing standards generally accepted in the United States.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence from AMCOL.  The Audit Committee has also considered whether Ernst & Young’s provision of non-audit services to AMCOL, if any, is compatible with maintaining the independent registered public accounting firm’s independence.

Conclusion and Recommendation

The Audit Committee has concluded that Ernst & Young is independent from AMCOL and its management.  Based on the review and discussions referred to above, the Audit Committee recommended to AMCOL’s Board of Directors that AMCOL’s audited financial statements be included in AMCOL’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

THE AUDIT COMMITTEE
Daniel P. Casey, Chairman
Arthur Brown
Jay D. Proops
Clarence O. Redman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Ernst & Young to examine AMCOL’s consolidated financial statements for the fiscal year ended December 31, 2010.  Fees paid to Ernst & Young for services during the past two fiscal years were as follows:

	2009 Actual	2010 Actual
Audit Fees (1)	$1,983,369	$2,112,017
Audit-Related Fees (2)	$70,000	--
Tax Fees (3)	$55,163	$41,856
All Other Fees (4)	$21,650	$25,000
Total	$2,130,181	$2,178,873

(1)  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)  Audit-related fees represent fees for consultation concerning financial accounting and reporting standards (not classified as audit fees).
(3)  Tax fees include tax compliance and advisory services.
(4)  All other fees in 2009 and 2010 principally include information technology and advisory services.

Pre-Approval Policies

The Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by the independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to a member of the Audit Committee.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for purposes of pre-approving management’s engagement of the independent registered public accounting firm to perform non-audit services when the fees for the engagement do not exceed $25,000.  When the fees for non-audit services reach a threshold of $75,000 for any fiscal year, management must obtain specific pre-approval from the entire Audit Committee.  The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.  In the 2010 fiscal year, 100% of audit and non-audit services were approved by the Audit Committee.

Presence of Representatives from Ernst & Young at the Annual Meeting

Representatives from Ernst & Young will be present at the annual meeting, will be afforded the opportunity to make a statement, and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Clarence O. Redman, a director of AMCOL, was of counsel to Locke Lord Bissell & Liddell LLP until February 2007, the principal law firm engaged by AMCOL.  Mr. Redman was also Secretary of AMCOL until February 2007.  James W. Ashley, Jr. was appointed Secretary of AMCOL in February 2007.  Mr. Ashley is currently a partner of Locke Lord Bissell & Liddell LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, AMCOL’s directors, its executive officers and any persons holding more than 10% of AMCOL’s common stock are required to report their initial ownership of AMCOL’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established.  All reporting persons timely filed these reports except as follows:  Mr. Johnson filed one late Form 4 reporting the purchase of 2,000 shares; Mr. Trauger filed one late Form 4 reporting the sale of 10,000 shares and Mr. Weaver filed one late Form 4 reporting the sale of 4,000 shares.  In making these disclosures, AMCOL has relied solely on written representations of its directors and executive officers and copies of the reports filed with the SEC.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in AMCOL’s proxy statement and form of proxy relating to, and to be presented at, the annual meeting of shareholders of AMCOL to be held in 2012 must be received by AMCOL on or before November 23, 2011.

If a shareholder intends to present a proposal at the 2012 annual meeting of shareholders but does not seek inclusion of that proposal in AMCOL’s proxy statement for that meeting, such shareholder must deliver written notice of the proposal to AMCOL in accordance with the requirements of AMCOL’s By-Laws.  Generally, such proposals must be delivered to AMCOL between February 6, 2012 and March 6, 2012.  All proposals or notices should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

COMMITTEE CHARTERS, GOVERNANCE GUIDELINES AND CODE OF CONDUCT

Copies of our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics may be found on our website at www.amcol.com.  Copies of these documents are also available to shareholders upon written request.  Requests should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

OTHER MATTERS

As of the date of this proxy statement, AMCOL’s management knows of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting.  It is intended, however, that the persons named as proxies will vote the proxies regarding such other matters and the transaction of such other business as may be properly brought before the meeting in accordance with their best judgment.

By Order of the Board of Directors,

James W. Ashley, Jr.

Secretary
Hoffman Estates, Illinois
March 22, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
To withhold authority to vote for any
individual nominee(s), mark “For All
Except” and write the number(s) of the
nominee(s) on the line below.
0 0 0
0 0 0
0 0 0
0 0 0 0
0
0000085110_1 R1.0.0.11699
For Withhold For All
All All Except
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors
Nominees
01 John Hughes 02 Clarence O. Redman 03 Audrey L. Weaver
AMCOL INTERNATIONAL CORPORATION
2870 FORBS AVE
HOFFMAN ESTATES, IL 60192
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 The ratification of the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
3 The approval of an advisory resolution on executive compensation.
The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain
4 To recommend, by non-binding vote, the frequency of executive compensation votes.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
For address change/comments, mark here.
(see reverse for instructions)
0000085110_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report,
Form 10-K is/are available at www.proxyvote.com .
AMCOL INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2011
This Proxy is Solicited on Behalf of the Board of Directors
As a shareholder of AMCOL International Corporation (the "Company"), I acknowledge receipt of the Notice of Annual Meeting and accompanying Proxy Statement and appoint Ryan F. McKendrick and Paul C. Weaver, or either of them, with full power of substitution as proxies, to vote all shares of stock of the Company that I am entitled to vote, at the annual meeting of shareholders to be held on Thursday,
May 5, 2011, 11:00 a.m., Central Daylight Saving Time, and at any adjournment thereof, at AMCOL Corporate Headquaters, 2870 Forbs
Avenue, Hoffman Estates, Illinois.
THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE
BOARD OF DIRECTORS. IF OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE
VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES ABOVE.
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Address change/comments:
(Continued and to be signed on reverse side)